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                                                                    EXHIBIT 23.4



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Regal Cinemas, Inc. on Form S-4 of our report dated February 6, 1998, on our audits of the consolidated financial statements of Regal Cinemas, Inc. as of January 2, 1997 and January 1, 1998, and for each of the three years in the period ended January 1, 1998, which report is included in the Annual Report on Form 10-K of Regal Cinemas, Inc. for the year ended January 1, 1998, filed with the Securities and Exchange Commission. We also consent to the references to our firm under the captions "Experts" and "Selected Historical Consolidated Financial Data."



                                        PricewaterhouseCoopers LLP


Knoxville, Tennessee
December 29, 1998